                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ____)(1)





                                K N ENERGY, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                           COMMON STOCK, $5 PAR VALUE
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    482620101
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                                 OCTOBER 7, 1999
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)


----------------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                       1


                        (Cover Page continued on Page 2)

                                       13G

--------------------------                            --------------------------
   CUSIP No. 482620101                                    Page 2 of 5 pages
--------------------------                            --------------------------

========= ======================================================================
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          FIRST UNION AFFORDABLE HOUSING COMMUNITY DEVELOPMENT CORPORATION 56-2099417
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a)   [ ]

                                                                     (b)   [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          NORTH CAROLINA
--------- ----------------------------------------------------------------------
                       5    SOLE VOTING POWER
    NUMBER OF               0
      SHARES         ------ ----------------------------------------------------
   BENEFICIALLY        6    SHARED VOTING POWER
     OWNED BY               6,221,715
      EACH           ------ ----------------------------------------------------
    REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON                 0
      WITH:          ------ ----------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                            6,221,715
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,221,715
--------- ----------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)
                                                                           [X]
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.5 %
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          CO
========= ======================================================================

                                       13G

--------------------------                            --------------------------
   CUSIP No. 482620101                                    Page 3 of 5 pages
--------------------------                            --------------------------

========= ======================================================================
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          FIRST UNION NATIONAL BANK
          22-1147033
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a)   [ ]

                                                                     (b)   [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          NATIONAL BANK
--------- ----------------------------------------------------------------------
                       5    SOLE VOTING POWER
    NUMBER OF               0
      SHARES         ------ ----------------------------------------------------
   BENEFICIALLY        6    SHARED VOTING POWER
     OWNED BY               6,221,715
      EACH           ------ ----------------------------------------------------
    REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON                 0
      WITH:          ------ ----------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                            6,221,715
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,221,715
--------- ----------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)
                                                                           [X]
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.5 %
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          BK
========= ======================================================================

                                       13G

--------------------------                            --------------------------
   CUSIP No. 482620101                                    Page 4 of 5 pages
--------------------------                            --------------------------

========= ======================================================================
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          FIRST UNION CORPORATION
          56-0898180
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a)   [ ]

                                                                     (b)   [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          NORTH CAROLINA
--------- ----------------------------------------------------------------------
                       5    SOLE VOTING POWER
    NUMBER OF               0
      SHARES         ------ ----------------------------------------------------
   BENEFICIALLY        6    SHARED VOTING POWER
     OWNED BY               6,221,715
      EACH           ------ ----------------------------------------------------
    REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON                 0
      WITH:          ------ ----------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                            6,221,715
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,221,715
--------- ----------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)
                                                                           [X]
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.5 %
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          CO
========= ======================================================================

ITEM 1.

            (a)      Name of issuer:  K N Energy, Inc.

            (b)      Address of issuer's principal executive offices:

                     370 Van Gordon Street
                     P.O. Box 281304
                     Lakewood, Colorado 80228-8304

ITEM 2.

            (a)      Name of persons filing:*

                     First Union Affordable Housing Community Development
                        Corporation ("FUAHCDC")
                     First Union National Bank ("FUNB")
                     First Union Corporation

                     *See Joint Filing Agreement attached hereto as Exhibit A.

            (b) Address of principal business office or, if none, residence:

                     One First Union Center
                     Charlotte, North Carolina  28288-0013

            (c)      Citizenship:

                     FUAHCDC:                           North Carolina
                     FUNB:                              National Bank
                     First Union Corporation:           North Carolina

            (d)      Title of class of securities:  Common Stock, $5 par value

            (e)      CUSIP No.:  482620101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13d-1(b) OR SS.SS. 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.     OWNERSHIP

            (a)      Amount beneficially owned:

                     FUAHCDC:                           6,221,715
                     FUNB:                              6,221,715
                     First Union Corporation:           6,221,715

            The shares reported in this Schedule 13G exclude (i) approximately 231,159 shares held individually by Ted A. Gardner, an officer of FUAHCDC and certain other affiliates of First Union Corporation, and (ii) and any other shares which may be held individually by other employees of FUAHCDC, FUNB, First Union Corporation or their affiliates, as to which shares each of the filing persons disclaims beneficial ownership.

            (b)      Percent of class:

                     FUAHCDC:                           5.5%
                     FUNB:                              5.5%
                     First Union Corporation:           5.5%

            Based on approximately 112,308,721 shares of Common Stock outstanding, consisting of (i) 70,825,393 shares outstanding as of July 31, 1999, as reported in the issuer's Form 10-QSB for the quarterly period ended on June 30, 1999 and filed with the commission, and (ii) 41,483,328 shares of Common Stock held by former shareholders of Kinder Morgan, Inc. and received in connection with the merger of Kinder Morgan, Inc. with and into the issuer, which merger was consummated on October 7, 1999.

            (c)      Number of shares as to which such person has:

                     (i)      Sole power to vote or direct the vote:

                              FUAHCDC:                           0
                              FUNB:                              0
                              First Union Corporation:           0

                     (ii)     Shared power to vote or direct the vote:

                              FUAHCDC:                           6,221,715
                              FUNB:                              6,221,715
                              First Union Corporation:           6,221,715

                     (iii) Sole power to dispose or direct the disposition of:

                              FUAHCDC:                           0
                              FUNB:                              0
                              First Union Corporation:           0

                     (iv) Shared power to dispose or direct the disposition of:

                              FUAHCDC:                           6,221,715
                              FUNB:                              6,221,715
                              First Union Corporation:           6,221,715

            All 6,221,715 shares of Common Stock are held directly by FUAHCDC. FUNB, owner of all outstanding shares of capital stock of FUAHCDC, is deemed to beneficially own such 6,221,715 shares by virtue of its relationship with FUAHCDC. First Union Corporation, owner of all outstanding shares of capital stock of FUNB, is deemed to beneficially own such 6,221,715 shares by virtue of its relationship with FUNB.

ITEM 5.     OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                               October 14, 1999
                                  ---------------------------------------------
                                                      Date

                                  FIRST UNION AFFORDABLE HOUSING
                                  COMMUNITY DEVELOPMENT CORPORATION


                                  By: /s/ Tracey M. Chaffin
                                  Name: Tracey M. Chaffin
                                  Title: Vice President

                                                                       EXHIBIT A

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G with respect to the shares of Common Stock of K N Energy, Inc. beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such
Schedule 13G.

         IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the 14th day of October, 1999.

                                  FIRST UNION AFFORDABLE HOUSING
                                  COMMUNITY DEVELOPMENT CORPORATION


                                  By: /s/ Tracey M. Chaffin
                                  Name: Tracey M. Chaffin
                                  Title: Vice President



                                  FIRST UNION NATIONAL BANK


                                  By: /s/ Stephen J. Antal
                                  Name: Stephen J. Antal
                                  Title: Senior Vice President



                                  FIRST UNION CORPORATION


                                  By: /s/ Stephen J. Antal
                                  Name: Stephen J. Antal
                                  Title: Senior Vice President




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